Exhibit 10.5

LOAN AGREEMENT

THIS LOAN AGREEMENT DATED THIS 23th OF May, 2019

BETWEEN:

L.I.A. Pure Capital Ltd.
Register no. 514408715
20 Raoul Wallenberg, Tel Aviv
(the "lender")

AND

Smart Repair Pro
Register no. 823875943
1466 Stoneridge mall Rd. Pleasanton, Ca
(the "borrower")

IN CONSIDERATION OF the lender loaning certain monies (the "loan" to the borrower, and the borrower repaying the loan to the lender, both parties agree to keep and fulfill the promises and conditions set out in this agreement:

Loan amount & interest and grantees

1.	The lender promises to loan $180,000 (one hundred eighty thousand dollars) to the borrower for the purpose of purchasing an Amazon sore from Empire Flippers. The loan will be transferred directly to Empire Flippers, with interest payable on the unpaid principal at the rate of 4% per annum, the interest will be paid on a quarterly basis, beginning December 2020. The borrower agrees that 50% of Smart Repair Pro shares would serve as a guarantee for the loan until the loan amount will be paid in full

Payment

2.	The loan will be repaid in full on August 13, 2022.

Default

3.	Notwithstanding anything to the contrary in this agreement, if the borrower defaults in the performance of any obligation under this agreement, then the lender may declare the principal amount owing and interest due under this agreement at that time to be immediately due and payable.

Governing law

4.	This agreement will be governed by, subject to and construed according to the laws of the State of Israel without reference to its conflict of law's provisions, and the competent courts of the district of Tel Aviv will have exclusive jurisdiction in all matters pertaining to this agreement

Costs

5.	All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this agreement as a result of any default by the borrower, will be added to the principal then outstanding and will be immediately paid by the borrower.

Binding Effect

6.	This agreement will be pat to the benefit of the binding upon the respective heirs, executors, administrators' successors and permitted assigns of the borrower and lender. The borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

7.	This agreement may only be amended or modified by a written instrument executed by both the borrower and the lender.

Severability

8.	The clauses and paragraphs contained in this agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties intent that such provision be reduced in scope by the court only the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provision of this agreement will in no way be reflected, impaired or invalidated as a result.

General Provisions

9.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this agreement. Words in the singular mean and include the plural and vice versa.

Entire agreement

10.	This agreement constitutes the entire agreement between the parties and there are no further items or provisions either oral or otherwise.

SIGNED, SEALD AND DELIVERED

This day 23 of May, 2019

/s/ L.I.A. Pure Capital Ltd.	/s/ Smart Repair Pro
L.I.A. Pure Capital Ltd.	Smart Repair Pro

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